Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Public Offering of $300 Million Convertible Senior Notes

BRISTOL, Va., May 7, 2013 — Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”), a leading U.S. coal supplier, today announced that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of convertible senior notes due 2017 in an underwritten public offering. The notes will be convertible under certain circumstances and during certain periods into cash, Alpha’s common stock or a combination thereof, at Alpha’s election, and will be guaranteed on a senior unsecured basis by each of Alpha’s current and future wholly-owned domestic subsidiaries that guarantee Alpha’s obligations under Alpha’s 9.75% senior notes due 2018. Alpha intends to grant the underwriters an over-allotment option to purchase up to an aggregate principal amount of $45 million of additional notes on the same terms and conditions.

Subject to the successful completion of this offering, Alpha intends to use the net proceeds to fund purchases or repayments of a portion of its and its subsidiaries’ outstanding indebtedness that matures earlier than the notes. Any net proceeds from this offering remaining, including if the purchases or repayments are not consummated, are intended to be used for general corporate purposes.

Barclays, J.P. Morgan, BofA Merrill Lynch, Citigroup, Morgan Stanley, BMO Capital Markets and Deutsche Bank Securities are acting as joint book-running managers in connection with this offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Alpha’s notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of Alpha’s notes will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable preliminary prospectus supplement and other related documents or pursuant to an exemption from registration under the Securities Act of 1933, as amended. Copies of these documents can be obtained from Barclays Capital Inc., c/o Broadridge, Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Barclaysprospectus@broadridge.com, (888) 603-5847.

About Alpha Natural Resources

With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact

Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com